UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K
___________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 3, 2022

Investar Holding Corporation
(Exact name of registrant as specified in its charter)

Louisiana	001-36522	27-1560715
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10500 Coursey Blvd. Baton Rouge, Louisiana 70816
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (225) 227-2222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value per share	ISTR	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (c) and (e) On November 3, 2022, Christopher L. Hufft, Executive Vice President and Chief Financial Officer of Investar Holding Corporation (the “Company”) and Investar Bank (the “Bank”), notified the Company of his intent to separate from all positions at the Company and the Bank, to be effective November 4, 2022 (the “Separation Date”). As previously announced on July 26, 2022, Mr. Hufft’s decision to separate is being taken for health reasons and not as a result of any disagreement with respect to the Company’s operations, policies or practices.

In connection with Mr. Hufft’s separation, Mr. Hufft, the Company and the Bank will enter into a Separation Agreement & Release (the “Separation Agreement”), pursuant to which Mr. Hufft will receive the compensation and benefits due him in connection with a termination due to “Disability” under the Employment Agreement between Mr. Hufft, the Company and the Bank dated August 1, 2020. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

In recognition of Mr. Hufft’s service to the Company, the Board approved the accelerated vesting of 15,248 shares of Mr. Hufft’s unvested restricted stock previously granted pursuant to the Company’s long-term incentive compensation plan and an additional lump-sum payment of $36,720 (which is equivalent to Mr. Hufft’s COBRA premiums for an 18-month period). In addition, the Board approved the continuation of Mr. Hufft’s Split-Dollar Life Insurance Agreement following the Separation Date, which agreement was described in the Company’s Proxy Statement for its 2022 Annual Meeting filed with the Securities and Exchange Commission on April 5, 2022.

Effective as of the Separation Date, the Board of Directors of the Company designated John J. D’Angelo as the interim Chief Financial Officer and principal financial officer of the Company, to serve in that function until a permanent replacement is named.

Mr. D’Angelo, 62, has been the President and Chief Executive Officer of the Company since its organization as a bank holding company in 2013. He has also served as the President and Chief Executive Officer of the Company’s subsidiary Investar Bank since its organization in 2006. Prior to the Bank’s organization, Mr. D’Angelo was manager of the private banking, small business banking, construction lending, brokerage and trust areas of Hibernia National Bank (the predecessor to Capital One, N.A.) for more than six years in the East Baton Rouge Parish, Louisiana, market. From 1996 to 2005, Mr. D’Angelo was president and director of Aegis Lending Corporation, a company with lending operations in 46 states and the District of Columbia. Prior to 1996, Mr. D’Angelo, who has a Bachelor’s of Science in Accounting and was previously a licensed Certified Public Accountant, worked as an accountant at KPMG and other accounting firms.

The Company has not entered into, adopted or commenced any new, or amended any existing compensating plans or arrangements or employment agreements with Mr. D’Angelo in connection with this designation. There are no arrangements or understandings between Mr. D’Angelo and other persons pursuant to which he was designated as the interim Chief Financial Officer of the Company. There are no family relationships between Mr. D’Angelo and any director or executive officer, or any person nominated or chosen by the Company to become a director or executive officer that are required to be reported under Item 401(d) of Regulation S-K. The Company has not engaged in any transaction in which Mr. D’Angelo had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTAR HOLDING CORPORATION

November 4, 2022	By:	/s/ John J. D’Angelo
John J. D’Angelo
President, Chief Executive Officer and Interim Chief Financial Officer